EXHIBIT 99


           XsunX Adds Experienced Business Development and Management
                     Professional to its Board of Directors

ALISO VIEJO, Calif., November 12, 2007 ----XsunX, Inc. (OTC BB:XSNX), a solar technology company engaged in the build-out of its multi-megawatt thin film photovoltaic (TFPV) solar module manufacturing facilities, announced today that Mr. Oz Fundingsland has joined the Company's Board of Directors.

Mr. Fundingsland brings over forty years of sales, marketing, executive business management, finance, and corporate governance experience to XsunX. His professional and business experience principally originated with his tenure at Applied Magnetics, a disk drive and data storage company. Prior to his retirement from Applied Magnetics in 1994, Mr. Fundingsland directed sales growth from $50 million to over $550 million. He also served for ten years through 2003 as a member of the board of directors for the International Disk Drive Equipment Manufacturers Association "IDEMA" where he continues to serve as an advisor to the board. For the last 13 years, Mr. Fundingsland has provided consulting services assisting with sales, marketing, and management to a host of companies within the disk drive, optical, software, and LED industries.

"XsunX has been working to develop a business environment in which we could attract professionals such as Oz to our board of directors," stated Mr. Tom Djokovich, XsunX's CEO. "We are pleased to now have the added value of Oz's business and professional experience to draw on. As we move forward with our business development plans, I am looking forward to working with Oz to help guide and expand our opportunities in this dynamically growing industry," concluded Mr. Djokovich.

About XsunX
Based in Aliso Viejo, Calif., XsunX is developing and commercializing new amorphous silicon thin film photovoltaic (TFPV) solar cell technologies and manufacturing processes to service expanding global energy demands. The Company has initiated plans to build a multi-megawatt TFPV solar module production facility in the United States to meet the growing demand for solar cell products used in large scale commercial projects, utility power fields, and other on-grid applications. Employing a phased roll out of production capacity, XsunX plans to grow its manufacturing capacities to over 100 megawatts.
Contact:
XsunX, Inc. Investor Relations
Tel: (888) 797-4527
Web site: www.XsunX.com


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Safe  Harbor  Statement:   Matters  discussed  in  this  press  release  contain
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation  Reform  Act of 1995.  When  used in this  press  release,  the words

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"anticipate,"  "believe,"  "estimate,"  "may,"  "intend,"  "expect"  and similar
expressions   identify  such   forward-looking   statements.   Actual   results,
performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.